Exhibit 10(f)

BANK OF AMERICA
DIRECTOR DEFERRAL PLAN

As Amended and Restated Effective January 1, 2019

1.	Name:

This plan shall be known as the “Bank of America Corporation Director Deferral Plan” (the “Plan”).

2.	Purpose and Intent:

The purpose of this Plan is to provide Nonemployee Directors with the opportunity to defer some or all of their compensation received as directors of Bank of America Corporation (the “Corporation”). The Corporation is amending and restating the Plan effective as of January 1, 2019 (the “Restatement Date”) to reflect certain design changes and otherwise meet current needs. For purposes of clarity, any elections made prior to the Restatement Date shall be governed by the Plan as in effect at the time of such election. It is the intent of the Corporation that amounts deferred under the Plan by a Nonemployee Director shall not be taxable to the Nonemployee Director for United States income tax purposes until the time actually received by the Nonemployee Director. The provisions of the Plan shall be construed and interpreted to effectuate such intent.

3.	Definitions:

For purposes of the Plan, the following terms shall have the following meanings:

“Accounts” of a Participant mean collectively the Participant’s Cash Account and the Participant’s Stock Account.

“Board” means the Board of Directors of the Corporation.

“Cash Account” means the notional account maintained in dollars on the books of the Corporation to record a Participant’s interest under the Plan attributable to any Cash Compensation deferred by the Participant into the Cash Account pursuant to paragraph 5(c)(ii) below, as adjusted from time to time pursuant to the terms of the Plan.

“Cash Compensation” means any cash compensation payable to a Nonemployee Director for his or her service as a Nonemployee Director. For the avoidance of doubt, “Cash Compensation” does not include any compensation payable for service as a director of a foreign subsidiary of the Corporation.

“Claim” means a claim for benefits under the Plan.

“Claimant” means a person making a Claim.

“Common Stock” means the common stock of the Corporation.

“Compensation Committee” means the committee of individuals who are serving from time to time as the members of the Compensation and Benefits Committee of the Board.

“Corporate Benefits Committee” means the committee of individuals who are serving from time to time as the members of the Corporate Benefits Committee of the Corporation.

“Corporation” is defined in paragraph 2 as Bank of America Corporation, a Delaware corporation, and any successor thereto.

“Fair Market Value” of a share of Common Stock on any date means the closing price of a share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no shares were publicly traded on that day, the immediately preceding day that shares were so traded) published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Plan Administrator; provided, however, that if the shares are misquoted or omitted by the selected publication(s), the Plan Administrator shall directly solicit the information from officials of the stock exchange or from other informed independent market sources.

“Nonemployee Director” means an individual who is a member of the Board, but who is not an employee of the Corporation or any of its subsidiaries.

“Participant” means a Nonemployee Director who has elected to participate in the Plan as provided in paragraph 5(b) below.

“Plan Administrator” means the Corporation’s Global Compensation & Benefits Executive.

“Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.

“Stock Account” means the notional account maintained in Stock Units on the books of the Corporation to record a Participant’s interest under the Plan attributable to any Cash Compensation deferred by the Participant into the Stock Account pursuant to paragraph 5(c)(ii) below and any Stock Compensation deferred under the Plan, as adjusted from time to time pursuant to the terms of the Plan.

“Stock Compensation” means any equity or equity-based compensation payable to a Nonemployee Director for his or her service as a Nonemployee Director. For the avoidance of doubt, “Stock Compensation” does not include any compensation payable for service as a director of a foreign subsidiary of the Corporation.

“Stock Unit” means a notional unit having a value as of a given date equal to the Fair Market Value of one (1) share of Common Stock on such date.

4.	Administration:

The Plan Administrator shall be responsible for administering the Plan. The Plan Administrator shall have all of the powers necessary to enable it to properly carry out its duties under the Plan. Not in limitation of the foregoing, the Plan Administrator shall have the power to construe and interpret the Plan and to determine all questions that shall arise hereunder. The Plan Administrator shall have such other and further specified duties, powers, authority and discretion as are elsewhere in the Plan either expressly or by necessary implication conferred upon it. The Plan Administrator may appoint such agents as it may deem necessary for the effective performance of its duties, and may delegate to such agents such powers and duties as the Plan Administrator may deem expedient or appropriate that are not inconsistent with the intent of the Plan. The decision of the Plan Administrator upon all matters within its scope of authority shall be final and conclusive on all persons, except to the extent otherwise provided by law. The Plan Administrator shall not be liable for any action or determination made in good faith with respect to the Plan and the Corporation shall indemnify and hold harmless the Plan Administrator from all losses and expenses (including reasonable attorneys’ fees) arising from the assertion or judicial determination of any such liability.

5.	Operation:

(a)Eligibility. Each Nonemployee Director shall be eligible to participate in the Plan as of the date he or she is appointed as a Nonemployee Director.

(b)Elections to Defer. A Nonemployee Director may become a Participant in the Plan for a Plan Year by irrevocably electing, on a form provided by the Plan Administrator, to defer all or any portion of any Cash Compensation and/or any Stock Compensation payable during the Plan Year. In order to be effective, a Nonemployee Director’s election to defer must be executed and returned to the Plan Administrator on or before the date specified by the Plan Administrator for such purpose. Such election must be made prior to the beginning of the Plan Year to which the election relates; provided, however, that an individual who first becomes a Nonemployee Director after the start of a Plan Year may make such deferral election no later than the date before such individual is appointed as a Nonemployee Director.

(c)Establishment of Accounts.

(i)The Corporation shall establish and maintain on its books a Cash Account and a Stock Account for each Participant. Each Account shall be designated by the name of the Participant for whom established.

(ii)Any Cash Compensation deferred by a Participant shall be credited to the Participant’s Cash Account or Stock Account as the Participant shall elect. The election shall be made at the time determined by the Plan Administrator and on the form provided by the Plan Administrator. A separate election directing deferral to the Cash Account or Stock Account shall be permitted with respect to each separate component of Cash Compensation being deferred. If no election is made, any Cash Compensation deferred shall be credited to the Participant’s Cash Account. To the extent any Cash Compensation is to be credited to a Participant’s Stock Account, such amounts shall be credited to the Stock Account as of the date the amounts would have otherwise been paid to the Participant with the number of Stock Units equal to the dollar amount of the deferral divided by the Fair Market Value of a share of Common Stock on such date.

(iii)Any Stock Compensation deferred by a Participant shall be credited to the Participant’s Stock Account in a number of “Stock Units” equal to the corresponding number of shares of Common Stock subject to the agreement and/or plan pursuant to which such Stock Compensation was awarded to the Participant (including any fractional shares). The Stock Units shall be credited to the Participant’s Stock Account as of the date the shares would have otherwise been awarded under the agreement and/or plan pursuant to which such Stock Compensation was awarded to the Participant.

(d)Account Adjustments: Cash Account. As of the last day of each calendar month, each Cash Account shall be adjusted for such month so that the level of investment return of the Cash Account shall be substantially equal to the ask yield of the most recent auction of 30-year Treasury bonds, as quoted for the last business day of the immediately preceding calendar month in the Wall Street Journal (Eastern Edition), or if such quotations are not available in the Wall Street Journal, in a similar financial publication selected by the Plan Administrator.

(e)Account Adjustments: Stock Account. Each Stock Account shall be credited additional full or fractional Stock Units for cash dividends paid on the Common Stock based on the number of Stock Units in the Stock Account on the applicable dividend record date and calculated based on the Fair Market Value of the Common Stock on the applicable dividend payment date. Each Stock Account shall also be equitably adjusted as determined by the Plan Administrator in the event of any stock dividend, stock split or similar change in the capitalization of the Corporation.

(f)Payment.

(i)Payment Options. A Participant shall be given the opportunity to elect the following payment options at the time the Participant first elects to defer any payment under the Plan:

(A)Single Cash Payment Following Termination of Service. If a Participant to whom the single cash payment method applies terminates services with the Corporation, such Participant’s Accounts shall continue to be credited with adjustments under paragraph 5(d) and paragraph 5(e) above through December 31 of the calendar year in which such termination of services occurred. The number of Stock Units in the Stock Account as of such December 31 shall be converted to cash based on the Fair Market Value of the Common Stock on such date, and such cash amount together with the final Cash Account balance as of December 31 shall be paid in a single cash payment to the Participant (or to the Participant’s designated beneficiary in the case of the Participant’s termination of services as the result of the Participant’s death) by January 31 of the following calendar year.

(B)Installments Following Termination of Service. A Participant may be given the opportunity to elect to receive future payments in annual installments (provided the payout does not exceed 15 years). If a Participant to whom the installments method applies terminates service with the Corporation, the amount of such installments shall be calculated and paid pursuant to the provisions of this paragraph 5(f)(i)(B). The Participant’s Accounts shall continue to be credited with adjustments under paragraph 5(d) and paragraph 5(e) above until the Accounts are fully paid out. The first installment shall be paid by January 31 of the calendar year immediately following the calendar year in which such termination of services occurred, and each subsequent installment shall be paid by January 31 of the calendar year following the year in which such installment period ends. Each payment shall be calculated by dividing the Participant’s balance in each Account by the number of remaining installment payments. For purposes of the preceding sentence, the balance of the Stock Account shall be equal to the number of the Participant’s Stock Units as of December 31 multiplied by the Fair Market Value of the Common Stock on such date.

A Participant’s election shall be made on the election form used by the Participant for making such Participant’s initial deferral election, which shall remain in effect unless and until Participant changes such election in accord with paragraph 5(f)(ii). A Participant who fails to make a payment election in accordance with the provisions of paragraph 5(f)(i) shall be deemed to have elected a single cash payment to be paid in accordance with the requirements of paragraph 5(f)(i)(A).

(ii)Subsequent Changes to Payment Elections. A Participant whose services with the Corporation have not terminated may change the form of payment elected under paragraph 5(f)(i) above only if (A) such election is made at least twelve (12) months prior to the date payment would have otherwise commenced and (B) the effect of such elections is to defer commencement of such payment by at least five (5) years. For purposes of this Paragraph 5(f)(iii), a series of installment payments is treated as a single payment to be made in the year that the first installment would have otherwise been paid.

(iii)Death. If a Participant dies after having commenced installment payments, any remaining unpaid installment payments shall be paid to the Participant’s beneficiary as and when they would otherwise have been paid to the Participant had the Participant not died. If a Participant’s termination of service as a Board member is due to his death, the Participant’s Account shall be payable to the Participant’s beneficiary in a single payment to be made as soon as administratively practicable after the date of the Participant’s death. Participants may designate a beneficiary under the Plan in accordance with such procedures as the Plan Administrator may establish from time to time. If a Participant does not have a beneficiary designation in effect, the designated beneficiary shall be the Participant’s estate.

(iv)Other Payment Provisions. Subject to the provisions of paragraph 5(g) and paragraph 6, a Participant shall not be paid any portion of the Participant’s Accounts prior to the Participant’s termination of service with the Corporation. Any payment hereunder shall be subject to applicable withholding taxes. If any amount becomes payable under the provisions of the Plan to a Participant, beneficiary or other person who is a minor or an incompetent, whether or not declared incompetent by a court, such amount may be paid directly to the minor or incompetent person or to such person’s legal representative

(or attorney-in-fact in the case of an incompetent) as the Plan Administrator, in its sole discretion, may decide, and the Plan Administrator shall not be liable to any person for any such decision or any payment pursuant thereto.

(g)Withdrawals on Account of an Unforeseeable Emergency. A Participant who is in active service with the Corporation may, in the Plan Administrator’s sole discretion, receive a payment of all or any part of the amounts previously credited to the Participant’s Cash Account (but not Stock Account) in the case of an “unforeseeable emergency.” A Participant requesting a payment pursuant to this subparagraph (g) shall have the burden of proof of establishing, to the Plan Administrator’s satisfaction, the existence of such “unforeseeable emergency,” and the amount of the payment needed to satisfy the same. In that regard, the Participant shall provide the Plan Administrator with such financial data and information as the Plan Administrator may request. If the Plan Administrator determines that a payment should be made to a Participant under this subparagraph (g), such payment shall be made within a reasonable time after the Plan Administrator’s determination of the existence of such “unforeseeable emergency” and the amount of payment so needed. As used herein, the term “unforeseeable emergency” means a severe financial hardship to a Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that shall constitute an “unforeseeable emergency” shall depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship. Examples of what are not considered to be “unforeseeable emergencies” include the need to send a Participant’s child to college or the desire to purchase a home. Withdrawals of amounts because of an “unforeseeable emergency” shall not exceed an amount reasonably needed to satisfy the emergency need.

(h)Vesting of Stock Units. For Stock Units credited to a Participant’s Account related to a deferral of Stock Compensation under paragraph 5(c)(iii) above, except as otherwise provided in this paragraph 5(l), such Stock Units shall not become vested until the related “vesting date” under the agreement and/or plan pursuant to which such Stock Compensation was awarded to Participant. If the Participant ceases to serve as a Nonemployee Director before the vesting date due to the Nonemployee Director’s death, or if there is a “change in control” (as defined under the agreement and/or plan pursuant to which such Stock Compensation was awarded to the Participant) prior to the vesting date, then the Stock Units shall become fully vested as of the date of such death or change in control, as applicable. If the Nonemployee Director ceases to serve as a Nonemployee Director at any time for any reason other than death before the earlier of the vesting date or a change in control, then the Stock Units will become vested pro rata to the same extent they would have become vested under the provisions of the agreement and/or plan pursuant to which such Stock Compensation was awarded to the Participant, and to the extent the Stock Units are not thereby vested they shall be forfeited as of the date of such cessation of services.

6.	Amendment, Modification and Termination of the Plan:

The Compensation Committee shall have the right and power at any time and from time to time to amend the Plan in whole or in part and at any time to terminate the Plan; provided, however, that no such amendment or termination shall reduce the amount actually credited to a Participant’s Accounts under the Plan on the date of such amendment or termination, or further defer the due dates for the payment of such amounts, with the consent of the affected Participant. Notwithstanding any provision of the Plan to the contrary, but only to the extent permitted by Code Section 409A, in connection with any termination of the Plan the Compensation Committee shall have the authority to cause the Accounts of all Participants to be paid in a single cash payment as of a date determined by the Compensation Committee or to otherwise accelerate the payment of Accounts in such manner as the Compensation Committee shall determine in its discretion.

7.	Claims Procedures:

(a)General. In the event that a Claimant has a Claim under the Plan, such Claim shall be made by the Claimant’s filing a notice thereof with the Plan Administrator within ninety (90) days after such Claimant first has knowledge of such Claim. Each Claimant who has submitted a Claim to the Plan Administrator shall be afforded a reasonable opportunity to state such Claimant’s position and to present evidence and other material relevant to the Claim to the Plan Administrator for its consideration in rendering its decision with respect thereto. The Plan Administrator shall render its decision in writing within ninety (90) days after the Claim is referred to it, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered no later than one hundred eighty (180) days after the Claim is referred to it. A copy of such written decision shall be furnished to the Claimant.

(b)Notice of Decision of Plan Administrator. Each Claimant whose Claim has been denied by the Plan Administrator shall be provided written notice thereof, which notice shall set forth:

(i)the specific reason(s) for the denial;

(ii)specific reference to pertinent provision(s) of the Plan upon which such denial is based;

(iii)if applicable, a description of any additional material or information necessary for the Claimant to perfect such Claim and an explanation of why such material or information is necessary; and

(iv)an explanation of the procedure hereunder for review of such Claim;

all in a manner calculated to be understood by such Claimant.

(c)Review of Decision of Plan Administrator. Each such Claimant shall be afforded a reasonable opportunity for a full and fair review of the decision of the Plan Administrator denying the Claim. Such review shall be by the Corporate Benefits Committee. Such appeal shall be made within ninety (90) days after the Claimant received the written decision of the Plan Administrator and shall be made by the written request of the Claimant, or such Claimant’s duly authorized representative, of the Corporate Benefits Committee. In the event of appeal, the Claimant or such Claimant’s duly authorized representative may review pertinent documents and submit issues and comments in writing to the Corporate Benefits Committee. The Corporate Benefits Committee shall review the following:

(i)	the initial proceedings of the Plan Administrator with respect to such Claim;

(ii)such issues and comments as were submitted in writing by the Claimant or the Claimant’s duly authorized representative; and

(iii)such other material and information as the Corporate Benefits Committee, in its sole discretion, deems advisable for a full and fair review of the decision of the Plan Administrator.

The Corporate Benefits Committee may approve, disapprove or modify the decision of the Plan Administrator, in whole or in part, or make take such other action with respect to such appeal as it deems appropriate. The decision of the Corporate Benefits Committee with respect to such appeal shall be made promptly, and in no event later than sixty (60) days after receipt of such appeal, unless special circumstances require an extension of such time within which to render such decision, in which event such decision shall be rendered as soon as possible and in no event later than one hundred twenty (120) days following receipt of such appeal. The decision of the Corporate Benefits Committee shall be in writing and in a manner calculated to be understood by the Claimant and shall include specific reasons for such decision and set forth specific references to the pertinent provisions of the Plan upon which such decision is based. The Claimant shall be furnished a copy of the written decision of the Corporate Benefits Committee. Such decision shall be final and conclusive upon all persons interested therein, except to the extent otherwise provided by applicable law.

8.	Applicable Law and Venue:

The Plan shall be construed, administered, regulated and governed in all respects under and by the laws of the United States to the extent applicable, and to the extent such laws are not applicable, by the laws of the state of Delaware. For purposes of litigating any dispute that arises directly or indirectly from the Plan, such litigation shall be conducted solely in the courts of Mecklenburg County, North Carolina or the federal courts for the United Sates for the Western District of North Carolina, and no other courts.

9.	Compliance with Code Section 409A:

The Plan is intended to comply with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent.

10.	Tax Withholding:

The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, local, foreign or other taxes (including the Participant’s FICA or other applicable social tax obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

11.	Miscellaneous:

A Participant’s rights and interests under the Plan may not be assigned or transferred by the Participant. The Plan shall be an unsecured, unfunded arrangement. To the extent the Participant acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Corporation. Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship between the Corporation and any Participant. The Plan shall be binding on the Corporation and any successor in interest of the Corporation.

IN WITNESS WHEREOF, this instrument has been executed by an authorized officer of the Corporation as of the 19th day of December, 2018.

BANK OF AMERICA CORPORATION

By: /s/ Christopher Fabro
Christopher Fabro, Global Compensation & Benefits Executive